EXHIBIT 16.1

 HOLTZ RUBENSTEIN & Co., LLP
 Certified Public Accountants
 Business Advisers


 October 31, 2002


 Mr. Bernard Artz
 Neurotech Development Corporation
 10 Cedar Swamp Road
 Glen Cove, NY 11542

 Dear Mr. Artz:

 We are pleased to confirm our understanding of the services we are to provide for Neurotech Development Corporation and Subsidiaries for the year ended June 30, 2002.

 We  will  audit  the  consolidated  balance  sheet  of  Neurotech   Development
 Corporation and Subsidiaries as of June 30, 2002, and the related statements of income, retained earnings and cash flows for the period then ended.

 The objective of our audit is the expression of an opinion about whether your financial statements are fairly presented, in all material respects, in conformity with U.S. generally accepted auditing standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion is other than unqualified, we will discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit or are unable to form or have not formed an opinion, we may decline to express an opinion or to issue a report as a result of this engagement.

 It is our policy that all printer's proofs of reports to be filed with the Securities and Exchange Commission be submitted to us for approval. This requirement extends to the entire Form 10-K and all other material which accompanies the consolidated financial statements.

 Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts. We will request written representations from your attorneys as part of the engagement. At the conclusion of our audit, we will require certain written representations from you about the consolidated financial statements and related matters.

 An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Because of the concept of reasonable assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or other illegal acts, may exist and not be detected by us. However, we will inform you of any material errors that come to our attention and any fraud that comes to our attention. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors


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 HOLTZ RUBENSTEIN & Co., LLP


 We understand that you are responsible for making all financial records and related information available to us and that you are responsible for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your consolidated financial statements, but the responsibility for the consolidated financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and related internal controls, the selection and application of accounting principles, and the safeguarding of assets. Management is also responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

 Assistance will be supplied by your personnel, including the preparation of schedules and analyses of accounts. Timely completion of this work will facilitate completion of our audit.

 Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions, that is, significant deficiencies in the design or operation of internal control. However during the audit, if we become aware of such reportable conditions, we will communicate them to you.

 Our services to your firm will include an audit of the annual consolidated financial statements of Neurotech Development Corporation and subsidiaries for the fiscal year ending June 30, 2002.

 We will make every effort to minimize the amount of time required to be devoted by us without compromising the quality of our services. The fee for the work described above is estimated to range between $15,000 to $17,500 plus out-of-pocket expenses not to exceed $750. We propose to bill you $8,000 upon commencement of the engagement with settlement of the balance upon delivery of the financial statements. We estimate the cost of the quarterly review to range between $2,000 - $2,500 per quarter.

 Our invoices are due upon presentations. It is agreed that a finance charge of 12% per annum charged at a monthly rate of 1% will be added to all balances that have been outstanding for 59 days or more.

 We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

 Very truly yours,

 /S/ HOLTZ RUBENSTEIN & Co., LLP
 --------------------------------
 HOLTZ RUBENSTEIN & Co., LLP

 Response:

 This letter correctly sets forth the understanding of Neurotech Development Corporation and Subsidiaries

 Officer signature:  /S/ Bernard Artz
                     --------------------
                     Bernard Artz

 Title:              Chairman

 Date:               November 1, 2002



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